                                                                   EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT

           EMPLOYMENT AGREEMENT (this "Agreement") made effective for all purposes and in all respects as of the first day of July 1, 1999, by and between
(i) THE NOSTALGIA NETWORK, INC., a Delaware corporation (hereinafter referred to as "Employer"), and (ii) SQUIRE RUSHNELL (hereinafter referred to as "Employee").

           WHEREAS, Employer desires to employ Employee, as its President and Chief Executive Officer;

           WHEREAS, Employee desires to be employed by Employer in the aforesaid capacity; and

           WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.

           NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.     TERM OF AGREEMENT

       The term (the "Term") of employment under this Agreement shall be one (1) year commencing on July 1, 1999 (the "Effective Date") and ending on June 30, 2000. This Agreement shall automatically renew for a one-year period (a "Renewal Term") unless either party gives at least ninety-days (90) written notice of non-renewal. As utilized herein "Term" shall refer to the Term and any Renewal Term unless the context clearly indicates otherwise.

2.     DUTIES OF EMPLOYEE

       A. Duties and Responsibilities: Subject to the provisions of this Agreement Employer shall employ Employee and Employee shall serve as Employer's President and Chief Executive Officer. Subject to the terms and conditions set forth herein, Employee shall discharge the obligations and responsibilities normally associated with such office and shall perform such other duties and responsibilities as the Board of Directors of Employer (the "Board") or the Executive Committee of the Board (the "Executive Committee") shall determine from time to time that are consistent with this Agreement. Employee agrees to perform such duties faithfully and to the best of his ability. Subject to such direction as may be given by the Board which is not inconsistent with this Agreement, all employees of Employer shall report to Employee or his designee(s) and Employee shall report only to the Board and the Executive Committee. Employee shall produce and/or acquire programming, in compliance with the then applicable Board approved twelve month annual operating budget for Employer (the "Budget") and utilize his best efforts and reasonable business judgment to cause such programming to fit Employer's niche of values-based programming that appeals to the 49+ demographic group. Employee shall use his best efforts and reasonable business judgment to cause Employer's programming to achieve the equivalent of a 0.6 Nielsen rating and to cause Employer's original programming to constitute at least 25% of the Employer's prime time (7 p.m. to 11 p.m.)

              programming line-up. Employee shall not be required to move out of the Washington, D.C. metropolitan area in connection with the performance of his duties and responsibilities under this Agreement. Employee represents and warrants to Employer that he is capable of performing the essential functions required by this Agreement with or without reasonable accommodation.

       B. Full-Time Efforts: Employee shall devote his full-time efforts to his duties under this Agreement. Employee will not, directly or indirectly, engage or participate in any activities which conflict with the business of Employer, unless consented to in writing by Employer.

       C. Hiring of Management: Employee shall consult with and advise the Board or the Executive Committee with respect to hiring of all senior management personnel; provided, however, that the Board or the Executive Committee shall have the authority to prohibit the hiring of any prospective member of senior management proposed by Employee. For purposes of this Agreement, "senior management" shall include Employer's General Counsel, Chief Financial Officer, Vice President of Programming and Production, Vice President of Marketing and Affiliate Relations, Vice President of Affiliate Relations, and all other such persons who serve in the capacity of a Vice President of Employer.

3.     COMPENSATION

       As compensation for the services to be rendered to Employer by Employee under this Agreement, Employee shall receive the following compensation:

       A. Base Salary: Employee shall be paid a base salary ("Base Salary") of Two Hundred Seventy Thousand Dollars ($270,000) per annum, to be paid in accordance with Employer's standard policies, increasing at a rate of 20% for each Renewal Term, if any.

       B. Benchmark Bonus: In addition to the Base Salary, Employee shall be entitled to receive a benchmark bonus (the "Benchmark Bonus") of eighty thousand dollars ($80,000) (one hundred thousand dollars ($100,000) in any Renewal Term) if Employer satisfies all of the following criteria during the Term or any Renewal Term (the "Benchmark Bonus Criteria"):

              (1) Achieves from July 1, 1999 through June 30, 2000 revenue derived from the ordinary and customary business operations of Employer and excluding the proceeds of any extraordinary transactions, borrowings or equity or debt financings ("Revenue") of at least $2,776,684.50 plus Revenue in an amount equal to, or greater than, the Revenue for the Employer's first two fiscal quarters of 2000 (January 1, 2000 through June 30, 2000) provided for in the Budget for the year 2000 (the "2000 Budget") (the "Revenue Criterion"). Nothing in this Agreement shall restrict the Board in establishing the 2000 Budget; provided that for purposes of this Section 3B(1), the Revenue for the first two fiscal quarters in the 2000 Budget shall be the greater of the actual Revenue for the first two fiscal quarters in the 2000 Budget or ten percent (10%) in excess of the Revenue for the first two fiscal quarters in the Budget for 1999 (the "1999 Budget").

              (2) Incurs a loss from operations, excluding interest expense (a "Loss"), from July 1, 1999 through June 30, 2000, not greater than $8,277,651 plus the Loss, if any, projected in the 2000 Budget for the first two fiscal quarters of 2000 (January 1, 2000 to June 30, 2000) (the "Loss Criterion"). Nothing in this Agreement shall restrict the Board in establishing the 2000 Budget; provided that for purposes of this Section 3(B)(2), the Loss for the first two fiscal quarters in the 2000 Budget shall be the lesser of the actual Loss for the first two fiscal quarters in 1999 or ten percent (10%) in excess of the Loss for the first two fiscal quarters in the 1999 Budget.

              (3) Achieves during the period July 1, 1999 to June 30, 2000 a net gain of 750,000 subscribers based on Employer's subscriber count as reported in Employer's monthly reports to the Board to reflect Employer performance during the Term and which shall be based on the requirements of a subscriber to be counted by Nielsen ratings (the "Subscriber Criterion").

       The Revenue Criterion, Loss Criterion and Subscriber Criterion for any Renewal Term shall be based upon the amounts set forth in the applicable Budgets or otherwise established by the Board for the fiscal periods occurring during any Renewal Term. All financial calculations, including, but not limited to, of Revenue or Loss shall be based upon the internal records of Employer which shall be maintained and recorded consistent with past practice and, where applicable, in accordance with generally accepted accounting principals.

       C. Alternate Benchmark Bonus: If Employer achieves only one of the Benchmark Bonus Criteria and at least ninety percent (90%) of the other two Benchmark Bonus Criteria, then Employee shall be entitled to an alternative Benchmark Bonus (the "Alternative Benchmark Bonus") of $26,667 ($33,334 for any Renewal Term). If Employer achieves any two of the Benchmark Bonus Criteria and at least ninety percent (90%) of the other Benchmark Bonus Criteria, Employee shall be entitled to an Alternative Benchmark Bonus of $53,334.00 ($66,668 for any Renewal Term).

       D. Revenue Bonus: If Employer exceeds the Revenue Criterion and at least ninety percent (90%) of the each of the Loss Criterion and the Subscriber Criterion, Employee shall receive ten percent (10%) of all Revenue for the twelve months occurring during the Term or any Renewal Term in excess of the Revenue Criterion subject to reduction by ten cents for every subscriber below the Subscriber Criterion and ten percent of the amount, if any, by which Employer's actual Loss for the twelve months occurring during the Term or any Renewal Term exceeds the Loss Criterion.

       E. Subscriber Bonus: If Employer exceeds the Subscriber Criterion and at least ninety percent (90%) of each of the Revenue Criterion and Loss Criterion, Employee shall receive ten cents for every subscriber net gained for the twelve months occurring during the Term or any Renewal Term in excess of the Subscriber Criterion in the ordinary course of Employer's business and excluding any subscribers obtained by Employer through any extraordinary transaction including, but not limited to, an acquisition, merger, strategic partnership or similar transaction unless Employee was a materially determinative cause of, or acted as a finder with respect to, such transaction. Any Subscriber Bonus otherwise earned by Employee shall be reduced by ten percent of the amount, if any, by which the Revenue Criterion exceeds the Revenue for the twelve months occurring during the Term or any Renewal Term and ten percent of the amount, if any, by which the Loss for the twelve months occurring during the Term or any Renewal Term exceeds the Loss Criterion.

       F. Payment of Bonus: Any Bonus earned during the Term or any Renewal Term shall be paid to Employee by August 15 following the conclusion of the Term or any Renewal Term during which the Bonus was earned. Employee may elect to receive refundable bonus advances with respect to a Benchmark Bonus or Alternative Benchmark Bonus (a "Bonus Advance") for each fiscal quarter occurring within the Term or any Renewal Term if at the end of such quarter the Employer determines that either a Benchmark Bonus or Alternative Benchmark Bonus has been earned on a cumulative annualized basis determined by dividing the applicable cumulative year-to-date results of operations by the number of months included therein multiplied by twelve (the "Annualized Results"). Employer shall pay to Employee a Bonus Advance of $17,778 if the Annualized Results project a Benchmark Bonus or $8,889 if the Annualized Results project a $53,334 Alternative Benchmark Bonus. Any Bonus Advance shall be paid on October 30, January 30 or April 30 during the Term or any Renewal Term during which such Bonus Advance is earned. The balance of any Benchmark Bonus or Alternative Benchmark Bonus together with any Subscriber Bonus or Revenue Bonus will be paid to Employee on August 15 following the conclusion of the Term or any Renewal Term during which such bonus was earned. In the event Employee receives a Bonus Advance with respect to any Benchmark Bonus or Alternative Benchmark Bonus which ultimately is determined not to have been earned by Employee, Employer may deduct the amount of any such excess Bonus Advance from any future payment due to Employee under this Agreement or otherwise.

       G. Health Insurance: Employer agrees to provide Employee with health care insurance providing coverage equivalent to the health care insurance Employee now holds.

       H. Automobile: Employer shall pay to Employee Six Hundred Dollars ($600) per month for the purpose of leasing an automobile. Employer shall be responsible for payment of all insurance and maintenance and fuel for the automobile and provide Employee with a parking space at its offices at 650 Massachusetts Avenue, N.W., Washington, D.C. at no expense to Employee.

       I. Vacation: Employee shall be entitled to four (4) weeks of paid vacation, plus normal company holidays and three (3) personal days. Vacation time and personal days shall not accrue from year to year, and unused vacation time and personal days shall be forfeited as of the end of each Term. Employee shall receive no compensation for unused or forfeited vacation or personal days. Employee shall receive no compensation for any unused vacation or personal days if Employee is terminated for cause or terminates this Agreement without cause.

       J. Business Expenses: Employee shall be entitled to reimbursement by Employer of customary and reasonable business expenses provided that such expenses may not exceed the amount provided for such expenses in the Budget or be inconsistent with Employer's expense policies.

       K. Life Insurance: Subject to Employee qualifying for coverage at standard rates not to exceed $5,030.00 per year, Employer agrees to purchase and maintain during the Term, a one-million dollar ($1,000,000.00) term life insurance policy insuring Employee's life of which Employee's designee is the named beneficiary.

       L. Disability Insurance: Subject to Employee qualifying for coverage at standard rates, Employer agrees to purchase and maintain during the Term, long-term disability insurance for the benefit of Employee with rates not to exceed $630.00 per month. Employee agrees to submit, from time to time, to any physical examinations required to obtain or maintain such coverage or the life insurance coverage described in Section 3K.

4. PROGRAM RATINGS: In order to demonstrate the value of Employer's programming to cable operators and advertisers and to provide sound evidence to investors that there is viewer demand for Employer's original and acquired programming, Employee shall engage on behalf of Employer and at Employer's expense, reputable researchers to rate Employer's original and acquired prime time (7 p.m. to 11 p.m.) programming within six weeks of the completion of new programs and/or pilots. Such researchers shall provide indices recognized by cable operators and advertisers as a reliable measure of Employer's audience appeal.

5. TERMINATION: Employee's employment hereunder may be terminated prior to the expiration of any Term upon the occurrence of any of the following:

       A. Termination for Cause: Employee's employment hereunder and all of Employer's obligations hereunder (except as hereinafter provided) may be terminated by Employer immediately for Cause (as hereinafter defined) by giving written notice of such termination to Employee. For purposes of this Agreement, "Cause" shall mean:
              (i) Employee's willful misconduct, (ii) Employee's willful disregard of lawful instructions of the Board or Executive Committee which are consistent with Employee's position relating to the business of Employer, (iii) Employee's material neglect of duties or material failure to act, (iv) Employee's commission of an act constituting fraud, embezzlement or a felony, (v) Employee's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude, or
              (vi) Employee's material breach of this Agreement; provided, however, that the failure of Employer to achieve any of the Benchmark Bonus Criteria or earn any other bonus provided for in this Agreement shall not constitute grounds for termination provided Employee has devoted the requisite level of effort and diligence in seeking to cause Employer to achieve such criteria. Termination for Cause shall take effect immediately upon giving of written notice to Employee unless Employer determines in its reasonable discretion that the actions giving rise to the termination are capable of cure, and Employee effects a cure within 15 days of receipt of such notice. In the event of termination for Cause, Employee will be entitled only to Base Salary through the date of termination and not to any Benchmark Bonus, Alternative Benchmark Bonus, Revenue Bonus or Subscriber Bonus (except to the extent already earned, due and owing with respect to a prior Renewal Term). Upon termination for Cause, Employee will not be entitled to any other benefits described hereunder, including, but not limited to, any Benchmark Bonus, Alternative Benchmark Bonus, Revenue Bonus or Subscriber Bonus with respect to the Term or any Renewal Term in which termination occurs.

       B. Death and Disability: Except as otherwise provided in this Section 5B, this Agreement shall be terminated by, and upon, the death of Employee and also may be terminated by Employer by giving written notice of termination to Employee if Employee shall be rendered incapable by any physical or mental illness or disability from performing his essential functions under this Agreement for a period in excess of sixty (60) consecutive or ninety (90) non-consecutive days during the Term or any Renewal Term. Any notice of termination by reason of disability hereunder must be given while Employee is disabled. Upon death or disability, Employee or his representative will be entitled to payment of any earned portion of the Benchmark Bonus, Alternative Benchmark Bonus, Revenue Bonus and/or Subscriber Bonus for the Term or any Renewal Term in which termination occurs, calculated based upon the internal records of Employer and prorated to the date of termination and paid no later than 45 days after termination pursuant to this Section 5B.

       C. Termination by Employee for Good Reason: Employee shall have the right to terminate this Agreement on 30 days written notice to Employer if (i) the Board takes action that prevents Employee from performing his duties as President and Chief Executive Officer and such action continues for a period of 15 days or Employer materially breaches this Agreement (unless such breach is cured within the 15 day notice period, or if the breach is not capable of cure within 15 days, unless Employer promptly commences and diligently continues to effect a cure), or (ii) if, as a result of a strategic alliance entered into by Employer, Employee ceases effectively to have the authority to manage and conduct the operations of Employer. Any termination pursuant to this Section 5C will entitle Employee to severance payments due pursuant to
              Section 6 and for all other purposes of this Agreement shall be deemed a termination of Employee's services by Employer without Cause.

       D. Resignation: If Employee voluntarily terminates this Agreement (other than for good reason pursuant to Section 5C), he will be entitled only to Base Salary through the date of termination and any Benchmark Bonus, Alternative Benchmark Bonus, Revenue Bonus and/or Subscriber Bonus earned with respect to a prior Renewal Term but unpaid as of the date of termination. Employee shall have no further right to any payment provided hereunder including but not limited to Base Salary, Benchmark Bonus, Alternative Benchmark Bonus, Revenue Bonus and/or Subscriber Bonus, benefits, and/or severance pursuant to Section 6, from and after the date of termination or with respect to the Term or any Renewal Term in which such termination occurs.

       E. Payments Already Due: Any payments already due and payable at the time of resignation or termination shall be paid at the later of
              (i) resignation or termination, or (ii) when otherwise due pursuant to this Agreement or as otherwise required by law.

6.     SEVERANCE
       Should Employer not renew this Agreement for a Renewal Term, Employer shall pay Employee a total severance payment of One Hundred Thirty Five Thousand Dollars ($135,000) payable in two payments of sixty seven thousand five hundred dollar ($67,500) each. The first payment shall be made upon termination of this Agreement and the second payment shall be made on the sixtieth day following termination of this Agreement.

7.     DIRECTOR/OFFICER LIABILITY
       Employer shall indemnify Employee in connection with Employee's service as an officer of Employer to the extent and in the manner provided in Employer's Certificate of Incorporation and Bylaws as in effect from time to time.

8.     NO COMPETING EMPLOYMENT; SECRECY; INJUNCTIVE RELIEF

       A. No Competing Employment: Upon termination of this Agreement due to completion of the Term, Employee's voluntary resignation (other than for good reason pursuant to Section 5C) or termination for Cause and for six months thereafter (such period being referred to hereinafter as the "Restricted Period"), Employee shall not, without the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with Employer in the Business (as defined below), or assist, become interested in, or be connected with, any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business. For purposes of this Agreement, "Business" shall mean any television broadcasting, television cable or television network business that specifically targets as its audience the 49+ age group.

       B. Restriction on Passive Investments: Any other provision of this Agreement to the contrary notwithstanding, Employee shall not make a Passive Investment (as defined below) which results in Employee beneficially owning, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, a greater than one percent (1%) interest in any class of securities of any issuer which has any class of securities listed on a national securities exchange or quoted on any automated quotation system of the National Association of Securities Dealers, Inc. (a "Public Company") which engages in the Business, or maintain any equity ownership in, or, act as a lender to, any other entity (which shall include, without limitation, corporations, partnerships, sole proprietorships, individuals and limited liability companies) which engages in the Business without the prior written approval of the Board. Nothing in this Section 8B shall be construed as prohibiting Employee from making any Passive Investment in any Public Company or other entity which does not engage in the Business; provided, however, nothing contained in this Section 8B shall be construed to permit Employee to undertake any investment which would result in a violation of the provisions of

              Section 2B of this Agreement. For purposes of this Agreement, the phrase "engage(s) in the Business" shall refer to the activities of any Public Company or other entity and of any subsidiary, affiliate or joint venturer thereof. For purposes of this Agreement, a "Passive Investment" shall mean an investment in the equity or debt securities of any business or entity which does not require Employee to render any services in the operations or affairs of such business or entity and which does not materially adversely affect or interfere with the performance of Employee's duties and obligations to Employer or any of its subsidiaries or affiliates.

       C. No Interference: During the Restricted Period Employee shall not, whether for his own benefit or for the benefit of any other individual, partnership, firm, corporation or other business organization or entity (other than Employer), solicit, endeavor to entice away from Employer or any of its affiliates or subsidiaries or otherwise interfere with the relationship of Employer or any of its affiliates or subsidiaries with any affiliate, customer, supplier, cable operator, prospective strategic partner and/or employee of Employer or any of its affiliates or subsidiaries or any person employed by Employer or any of its affiliates or subsidiaries.

       D. Confidential Information: (1) Employee recognizes that his services hereunder are special, unique and extraordinary and that, by reason of his employment hereunder, he may acquire confidential or proprietary information and trade secrets concerning the operations of Employer. Such information includes, but is not limited to, information in documentary, electronic, oral or any other form concerning financial condition, programming, business structure, plans, operations or strategies; original programming ideas; business concepts; customer information; research plans or results; litigation or administrative proceedings; information regarding employees, agents, shareholders or affiliates; and lists of cable operators and/or advertisers. Employee agrees that he will not, except with the prior written consent of the Board, or as may be required by law, directly or indirectly, disclose during the Term, or any time thereafter any proprietary, secret or confidential information that he has learned by reason of his association with Employer or use any such information for any purpose other than for the benefit of Employer.

       (2) Employee acknowledges that he may become privy to confidential, sensitive or valuable trade information about Employer's directors, officers, agents, employees, affiliates and shareholders and agrees that all such information shall be deemed confidential. Employee agrees that he shall not at any time during or following the Term or thereafter directly or indirectly divulge or disclose for any purpose, such confidential information, omit to do any act which shall damage Employer, its shareholders or affiliates or make derogatory statements about Employer, or its shareholders or affiliates. In the event that Employee is terminated, resigns, plans to resign, or is considering resigning, Employee shall not make statements about his departure or possible departure from the Employer without the Board's prior written approval.

       E. Work Product: The Employee agrees that he shall have no proprietary interest in the work product creative material, processes, ideas and concepts developed by him during the course of his employment with Employer and expressly assigns all rights to copyrights, trademarks, contractual advantages and/or opportunities, patents, trade secrets, or other proprietary interests or intellectual property of any kind or nature to Employer except for those works described on Exhibit A hereto. Employee agrees that, except with respect to those works described on Exhibit A hereto, all programming ideas, sales opportunities, and sales and marketing developments made and created by Employee during his employment with Employer pursuant to this Agreement or otherwise, are and shall be the sole and complete property of Employer, that any and all such right, title and interest including copyrights, trademarks and patents and other proprietary interests therein or intellectual property of any kind or nature shall belong to Employer, and that the other provisions of this Agreement shall fully apply to all such developments and works.

       F. Injunctive Relief; Survival of Agreement: Employer shall be entitled, in addition to any other rights or remedies it may have, to seek an injunction enjoining or restraining Employee from any violation or threatened violation of this Section 8 which shall survive the termination of this Agreement.

9.     TAX WITHHOLDING
       Payments to Employee of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes.

10.    WAIVER
       This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

11.    GOVERNING LAW
       This Agreement shall at all times and in all respects be construed, interpreted and governed by the laws of the District of Columbia.

12.    SEVERABILITY
       The provisions of this Agreement (including, but not limited to, the provisions of Section 8 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions hereof. Employee agrees that the breach or alleged breach by Employer of (i) any covenant contained in another agreement between Employer and Employee or (ii) any obligation owed to Employee by Employer, shall not affect the validity and enforceability of the covenants and agreements of Employee set forth in Section 8.

13.    ARBITRATION
       Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement which cannot be resolved by Employee and Employer within thirty (30) days after one party delivers to the other party written notice of such controversy or claim shall be submitted to arbitration in accordance with the rules and procedures of the American Arbitration Association then in effect in the District of Columbia. A single arbitrator shall conduct such arbitration. The determination of the arbitrator shall be conclusive and binding on Employer and Employee. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties agree to keep the fact of the arbitration and all details relating thereto confidential, except as otherwise required by law or as necessary to enforce or defend against the enforcement of any award of the arbitrator.

14.    NOTICES
       Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), facsimile transmission, hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), to his residence in the case of Employee (with a copy to Jordan Ringel, Esq., PAVIA HARCOURT, 600 Madison Avenue, New York, New York 10022), and to its principal office in the case of Employer.

15.    ENTIRE AGREEMENT
       This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the matters set forth herein referred to, and no representations, promises, agreements or understandings, written or oral, not contained herein or therein shall be of any force or effect.

       IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first above written.


                             THE NOSTALGIA NETWORK, INC.,
                             A Delaware Corporation

                             By: /s/ DONG MOON JOO
                                ---------------------------------
                                        Dong Moon Joo

                             EMPLOYEE

                                 /s/ SQUIRE RUSHNELL
                                ---------------------------------
                                       Squire Rushnell